Exhibit 10.17

SHARED SERVICES AGREEMENT

THIS SHARED SERVICES AGREEMENT (this “Agreement”) is entered into as of August 31, 2007 by and between Barrington Traverse City LLC (“Service Provider”), a Delaware limited liability company and Tucker Broadcasting of Traverse City, Inc., a Delaware corporation (“Station Licensee”).

W I T N E S S E T H:

WHEREAS, Service Provider is a party to that certain Asset Purchase Agreement, by and among Max Media LLC and MTC License LLC (collectively, “Sellers”) and Service Provider, dated as of the date hereof (the “Station Purchase Agreement”) pursuant to which Service Provider has agreed to purchase certain assets of the Sellers related to the television broadcast stations WGTU, channel 29, Traverse City, Michigan (“WGTU”) and WGTQ, channel 8, Sault Ste. Marie, Michigan (“WGTQ” and together with WGTU, the “Stations”) each serving the Traverse City/Cadillac, Michigan Designated Market Area (the “Market”);

WHEREAS, Service Provider and Station Licensee are parties to that certain Assignment and Assumption Agreement, dated as of the date hereof (the “Assignment and Assumption Agreement”), pursuant to which Service Provider has assigned certain of its rights under the Station Purchase Agreement to Station Licensee, including the right to purchase the FCC licenses (the “FCC Licenses”) for, and the assets of, the Stations;

WHEREAS, the parties hereto are also parties to that certain Joint Sales Agreement, dated as of the date hereof (the “JSA”), pursuant to which Service Provider (acting as Sales Agent, as defined therein) agrees to sell advertising and commercial time on the Stations and provide certain local news and other programming;

WHEREAS, to support and promote the economic viability and development of the Stations, Station Licensee desires to retain Service Provider to provide certain services with respect to the operation of the Stations in conformity with the FCC Rules (as defined herein); and

WHEREAS, it is the parties’ expectation that Service Provider, with its experience and operating infrastructure, will improve the overall efficiency of the Stations’ operating processes and reduce costs, thereby helping the Stations to serve the television viewing public in the Market.

NOW, THEREFORE, in consideration of the above recitals and of the mutual agreements and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be bound legally, agree as follows:

1.                                       Defined Terms.

(a)                                  For purposes of this Agreement:

“Affiliate” means, with respect to any Person, (a) any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person, or (b) an officer or director of such Person or of an Affiliate of such Person within the meaning of clause (a) of this definition. For purposes of clause (a) of this definition, without limitation, (i) a Person shall be deemed to control another Person if such Person (A) has sufficient power to enable such Person to elect a majority of the board of directors (or comparable governing body) of such Person, or (B) owns a majority of the beneficial interests in income and capital of such Person, and (ii) a Person shall be deemed to control any partnership of which such Person is a general partner.

“Applicable Law” means any of the Communications Act, the FCC Rules, and all other federal, state and local constitutions, laws, statutes, codes, rules, regulations, ordinances, judgments, orders, decrees and the like of any governmental entity, including common law.

“Base Date” means the date on which the closing of the Station Purchase Agreement shall have occurred.

 “FCC” means the Federal Communications Commission or any successor agency thereto.

“FCC Rules” means the rules and published policies of the FCC as in effect from time to time.

“Option Agreement” means that certain Option Agreement, dated as of the date hereof, by and between Station Licensee and Service Provider, as such agreement may be amended from time to time pursuant to the terms thereof.

“Person” includes, without limitation, natural persons, corporations, business trusts, associations, companies, joint ventures, and partnerships.

“Third Party Claim” means any action, suit, claim or legal, administrative, arbitration, mediation, governmental or other proceeding, or investigation, other than any brought by a party to this Agreement or an Affiliate of a party to this Agreement.

“Transaction Documents” means this Agreement, the JSA, the Option Agreement, the Letter Agreement, the Station Purchase Agreement, the Assignment and Assumption Agreement and the other documents, agreements and instruments executed by the parties hereto and thereto in connection therewith.

(b)                                 In addition to the defined terms in the preamble, recitals and Section 1(a) hereof, the following is a list of terms used in this Agreement and a reference to the section or schedule hereof in which such term is defined:

Term	Section

Base SSA Amount	Schedule A
Communications Act	Section 2
Defense Counsel	Section 10(c)

Term	Section

Defense Notice	Section 10(c)
Direct Claim	Section 10(c)(v)
Indemnified Party	Section 10(c)
Indemnifying Party	Section 10(c)
Initial Term	Section 5(a)
Letter Agreement	Section 15
Loss	Section 10(a)
Performance Bonus	Schedule A
Premises	Section 4(c)
Principal Agreements	Schedule A
Services Fee	Section 4(d)
Service Provider Indemnified Party	Section 10(b)
Station Indemnified Party	Section 10(a)
Term	Section 5(b)

2.                                       General Principles Governing Sharing Arrangements. All sharing arrangements contemplated by this Agreement will be subject to, and are intended to comply in all respects with, the Communications Act of 1934, as amended (the “Communications Act”), the FCC Rules and all other Applicable Law. The arrangements made pursuant to this Agreement will not be deemed to constitute “joint sales,” “program services,” “time brokerage,” “local marketing,” or similar arrangements, or a partnership, joint venture, or agency relationship between the parties, and no such arrangement will be deemed to give Service Provider any right to control the policies, operations, management or any other matter relating to the Stations.

3.                                       Certain Services Not to be Shared. Station Licensee will maintain for the Stations separate managerial and other personnel to carry out the selection and procurement of programming for the Stations.

4.                                       Shared Services. Subject to Station Licensee’s ultimate supervision and control, Service Provider agrees to provide to Station Licensee the following services to support the operation of the Stations; provided, that such supervision and control shall not be deemed to permit Station Licensee to expand in any material respect the obligations of Service Provider or to require Service Provider to incur any material additional obligation or liability hereunder:

(a)                                  Technical Services.

(i)                                     Commencing on the Base Date, Service Provider shall perform monitoring and maintenance of the Stations’ technical equipment and facilities and, upon the request of Station Licensee, shall assist Station Licensee with the installation, repair, maintenance and replacement of the Stations’ equipment and facilities and otherwise assist in the performance of Station Licensee’s obligations under Section 5.1 of the JSA; provided, however, subject to the obligations of Service Provider pursuant to Section 3.2 of the JSA, Station Licensee shall be responsible for all capital and equipment replacement expenditures.

(ii)                                  Commencing on the Base Date, Service Provider shall make available to Station Licensee, on an independent contractor basis, a staff engineer employed by Service Provider to assist the chief operator for the Stations in fulfilling his duties as specified by the FCC Rules.

(b)                                 Promotional and Other Services. Service Provider shall be responsible for the promotion of the Stations; provided, however, that Station Licensee shall have the right to supplement the promotional efforts undertaken by Service Provider, but shall coordinate such efforts with Service Provider to maintain image consistency with Service Provider’s promotional efforts. Service Provider shall also assist Station Licensee with the negotiation, maintenance and enforcement of retransmission consent agreements with cable, satellite and other multi-channel video providers.

(c)                                  Provision of Office Space. Station Licensee shall provide to employees and agents of Service Provider and its Affiliates the right to access and use space designated for Service Provider’s use in the Stations’ studio buildings (the “Premises”) as reasonably necessary for Service Provider’s performance of its obligations under this Agreement, provided that the provision of such space shall not unreasonably interfere with the conduct of the business or operations of the Stations. When on the Premises, Service Provider’s personnel shall be subject to the reasonable direction and control of the management personnel of Station Licensee. Station Licensee shall make available to Service Provider for use without fee or charge, pursuant to the terms and subject to the conditions of this Agreement and the JSA, all facilities and equipment of the Stations.

(d)                                 Services Fee. In consideration for the services to be provided to Station Licensee by Service Provider pursuant to this Agreement, Station Licensee shall pay to Service Provider with respect to each calendar month during the term of this Agreement an amount equal to the sum of the Base SSA Amount and the Performance Bonus, if any, as described in and calculated in accordance with Schedule A hereto. The Base SSA Amount and the Performance Bonus, if any, are herein collectively sometimes referred to as the “Services Fee” and shall be paid in the circumstances and subject to the further terms and conditions described in Schedule A hereto. The Services Fee will be payable monthly, in arrears, as set forth in Schedule A hereto and will be prorated on a daily basis for the first and last months during which this Agreement is in effect. The payment of the Services Fee hereunder shall be due and payable upon, and subject to, the payment of the JSA Fee in respect of such calendar month under the JSA.

(e)                                  Service Provider Costs. Service Provider shall be solely responsible for the salaries, taxes and related costs for all personnel employed by Service Provider who are used by Service Provider in the performance of Service Provider’s obligations hereunder, including, without limitation, any publicity or promotional expenses incurred in performing its obligations hereunder.

5.                                       Term of Agreement.

(a)                                  Initial Term. This Agreement shall be deemed effective, and the initial term hereof shall commence, on and as of the Base Date and such initial term (the “Initial

Term”) shall continue until the eighth (8th) anniversary of the Base Date, unless earlier terminated in accordance with Section 9 below.

(b)                                 Renewal Term. This Agreement shall be renewed automatically without any further action by the parties hereto if the JSA is renewed in accordance with its terms and shall remain in full force in effect until the JSA is terminated in accordance with its terms (the Initial Term and any such renewal term hereinafter referred to as the “Term”).

6.                                       Representations and Warranties of Station Licensee. Station Licensee represents and warrants to Service Provider as follows:

(a)                                  Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Station Licensee have been duly authorized by all necessary organizational action on the part of such party. This Agreement has been duly executed and delivered by Station Licensee and constitutes the legal, valid, and binding obligation of such party, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, insolvency, reorganization, or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

(b)                                 Absence of Conflicting Agreements or Consents. The execution, delivery, and performance by Station Licensee of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both): (i) will not conflict with the organizational documents of Station Licensee; (ii) to the actual knowledge of Station Licensee or its respective Affiliates, does not conflict with, result in a breach of, or constitute a default under any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality applicable to Station Licensee; (iii) does not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of any agreement, instrument, license, or permit to which Station Licensee is a party or by which it is bound as of the date of this Agreement; and (iv) will not create any claim, lien, charge, or encumbrance upon any of the assets of the Stations owned by Station Licensee other than as set forth on Schedule 6(b).

7.                                       Representations and Warranties of Service Provider. Service Provider represents and warrants to Station Licensee as follows:

(a)                                  Authorization and Binding Obligation. The execution, delivery, and performance of this Agreement by Service Provider have been duly authorized by all necessary organizational action on the part of such party. This Agreement has been duly executed and delivered by Service Provider and constitutes the legal, valid, and binding obligation of such party, enforceable against it in accordance with its terms except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, insolvency, reorganization or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

(b)                                 Absence of Conflicting Agreements and Required Consents. The execution, delivery, and performance by Service Provider of this Agreement and the documents contemplated hereby (with or without the giving of notice, the lapse of time, or both):  (i) will not conflict with the organizing documents of Service Provider; (ii) to the actual knowledge of Service Provider or its Affiliates, does not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality applicable to Service Provider; and (iii) does not conflict with, constitute grounds for termination of, result in a breach of, constitute a default under, or accelerate or permit the acceleration of any performance required by the terms of, any agreement, instrument, license or permit to which Service Provider is a party or by which it is bound as of the date hereof.

8.                                       Insurance. Station Licensee shall maintain in effect policies of insurance insuring the assets and the business of the Stations pursuant to the terms, and subject to the conditions, of the JSA.

9.                                       Termination.

(a)                                  Mutual Agreement. This Agreement may be terminated at any time by mutual agreement of the parties. This Agreement shall terminate upon the Option Closing (as such term is defined in the Option Agreement) under the Option Agreement

(b)                                 Automatic Termination. This Agreement shall terminate automatically without any further action by the parties upon the termination of the JSA in accordance with its terms.

(c)                                  Certain Matters Upon Termination. No expiration or termination of this Agreement shall terminate the obligations of any party hereto to indemnify any other party for Third Party Claims under Section 10 of this Agreement, or limit or impair any party’s rights to receive payments due and owing hereunder on or before the effective date of such termination or expiration.

10.                                 Indemnification.

(a)                                  By Service Provider. Service Provider shall indemnify, defend and hold harmless Station Licensee and its employees, directors, members, managers, officers, or agents, or any of their Affiliates, successors or assignees (exclusive of Service Provider and its Affiliates and agents) (each, a “Station Indemnified Party”), from and against, and reimburse and pay to such Station Indemnified Party as incurred, any loss, liability, damage or expense (including reasonable legal expenses and costs and any cost or expense arising from or incurred in connection with any action, suit, proceeding, claim or judgment) relating to any matter described in this Section 10(a), or in enforcing the indemnity provided by this Section 10(a) (any such amount, a “Loss”), which any such Station Indemnified Party may suffer, sustain or become subject to, in any way arising from, relating to, or as a result of:

(i)                                     any act or omission, event or occurrence that was or shall be caused by Service Provider, its agents or Affiliates (including any predecessor in interest thereto)

relating to the business and operations of Service Provider or the performance of its obligations hereunder; or

(ii)                                  any omission or breach by Service Provider (including any predecessor in interest to Service Provider) of any of its obligations hereunder.

The obligations of Service Provider under this Section 10(a) shall survive any termination or expiration of this Agreement. The obligations of Service Provider under this Section 10(a) shall be direct and not conditioned or conditional upon Station Licensee’s pursuit of remedies against any other party, including the Sellers pursuant to the Station Purchase Agreement, and irrespective of any rights under the Station Purchase Agreement, Station Licensee shall have the right to elect to proceed against Service Provider in the first instance without any requirement to first proceed against the Sellers or such other third party.

Notwithstanding anything to the contrary contained herein, in no event shall Service Provider be liable under this Section 10(a) for punitive, treble, exemplary, consequential, special or other damages that are not actual damages in accordance with Applicable Law.

(b)                                 By Station Licensee. Except with respect to or to the extent of any Loss subject to indemnification pursuant to the terms and subject to the conditions of Section 10(a), Station Licensee shall indemnify, defend and hold harmless Service Provider and any employee, director, member, manager, officer, stockholder or agent of Service Provider, or any of its Affiliates, successors or assignees (each, a “Service Provider Indemnified Party”) from and against, and reimburse and pay to such Service Provider Indemnified Party, as incurred, any Loss, which any such Service Provider Indemnified Party may suffer, sustain or become subject to, in any way arising from, relating to, or as a result of the actions or omissions of any of the respective employees, agents and representatives of Station Licensee in performing their duties under this Agreement or in acting outside the scope of their employment, which actions or omission constitute willful misconduct or gross negligence.

The indemnification obligations of Station Licensee hereunder and under the JSA, in the aggregate, shall in no event exceed a maximum aggregate liability equal to the aggregate amount of the difference between (i) all JSA Fees (as defined in the JSA) paid to Station Licensee under the JSA, minus (ii)  all Services Fees paid to Service Provider under this Agreement. The payment of any indemnification obligation by Station Licensee under this Agreement and the JSA shall in no event be due until and solely in the event of an Option Closing (as defined in the Option Agreement) under the Option Agreement and in connection with such Option Closing the amount of indemnification shall be applied as a credit against the payment obligations of the Option Holder (as defined in the Option Agreement) thereunder.

(c)                                  Procedure.

(i)                                     If any Person entitled to indemnification under this Agreement (an “Indemnified Party”) asserts a claim for indemnification for or receives notice of the assertion or commencement of any Third Party Claim as to which such Indemnified Party intends to seek indemnification under this Agreement, such Indemnified Party shall give reasonably prompt written notice of such claim to the party from whom indemnification is to be sought (an

“Indemnifying Party”), together with a statement of any available information regarding such claim. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party (the “Defense Notice”) within 15 days after receipt from the Indemnified Party of notice of such claim, to conduct at its expense the defense against such Third Party Claim in its own name, or if necessary in the name of the Indemnified Party (which notice shall specify the counsel the Indemnifying Party will appoint to defend such claim (“Defense Counsel”); provided, however, that the Indemnified Party shall have the right to approve the Defense Counsel, which approval shall not be unreasonably withheld or delayed). The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Party Claim. If the Indemnifying Party delivers a Defense Notice to the Indemnified Party, the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by the Indemnifying Party, all at the expense of the Indemnifying Party.

(ii)                                  If the Indemnifying Party shall fail to give a Defense Notice, it shall be deemed to have elected not to conduct the defense of the subject Third Party Claim, and in such event the Indemnified Party shall have the right to conduct such defense in good faith. If the Indemnified Party defends any Third Party Claim, then the Indemnifying Party shall reimburse the Indemnified Party for the costs and expenses of defending such Third Party Claim upon submission of periodic bills. If the Indemnifying Party elects to conduct the defense of the subject Third Party Claim, the Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim; provided, however, that such Indemnified Party shall be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party shall not be required to pay for more than one counsel for all Indemnified Parties in connection with any Third Party Claim.

(iii)                               Regardless of which party defends a Third Party Claim, the other party shall have the right at its expense to participate in the defense of such Third Party Claim, assisted by counsel of its own choosing. The Indemnified Party shall not compromise, settle, default on, or admit liability with respect to a Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, and, if the Indemnified Party settles, compromises, defaults on, or admits liability with respect to a Third Party Claim except in compliance with the foregoing, the Indemnified Party will be liable for all Losses paid or incurred in connection therewith and the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect thereto. The Indemnifying Party shall not compromise or settle a Third Party Claim without the consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed, unless such compromise or settlement includes as a term thereof an unconditional release of the Indemnified Party and such compromise or release does not impose any non-monetary obligations on the Indemnified Party other than immaterial administrative obligations (and all monetary obligations are subject to the indemnification provisions of this Agreement), in which case the consent of the Indemnified Party shall not be required.

(iv)                              After any final decision, judgment or award shall have been rendered by a court or governmental entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or after a settlement shall have been consummated, or after the Indemnified Party and the Indemnifying Party shall have arrived at a mutually binding agreement with respect to a Third Party Claim hereunder, the Indemnified Party shall deliver to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party shall be required to pay all of the sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within ten (10) business days after the date of such notice.

(v)                                 It is the intent of the parties that all direct claims by an Indemnified Party against a party not arising out of Third Party Claims shall be subject to and benefit from the terms of this Section 10(c). Any claim under this Section 10(c) by an Indemnified Party for indemnification other than indemnification against a Third Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, and the Indemnifying Party will have a period of twenty (20) days within which to satisfy such Direct Claim. If the Indemnifying Party does not so respond within such 20-day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Section 10(c).

(vi)                              A failure by an Indemnified Party to give timely, complete, or accurate notice as provided in this Section 10(c) shall not affect the rights or obligations of either party hereunder except to the extent that, as a result of such failure, any party entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially adversely affected or damaged as a result of such failure to give timely, complete, and accurate notice.

(vii)                           The parties shall use their commercially reasonable efforts to collect the proceeds of any insurance that would have the effect of reducing any Losses (in which case such proceeds shall reduce such Losses). To the extent any Losses of an Indemnified Party are reduced by receipt of payment under insurance policies or from third parties not affiliated with the Indemnified Party, such payments (net of the expenses of the recovery thereof) shall be credited against such Losses and, if indemnification payments shall have been received prior to the collection of such proceeds, the Indemnified Party shall remit to the Indemnifying Party the amount of such proceeds (net of the cost of collection thereof) to the extent of indemnification payments received in respect of such Losses. The indemnification obligations hereunder shall survive any termination of this Agreement.

(d)                                 Exclusivity. After the Base Date, the indemnification provided by this Section 10 shall be the sole and exclusive remedy of Station Licensee and Service Provider against the other party for any claim arising out of a breach of any representation, warranty, covenant or agreement herein or otherwise in connection with this Agreement; provided, that this Section 10(c) shall not prohibit (i) injunctive relief (including specific performance) pursuant to Section 17 if available under Applicable Law or (ii) any other remedy available at law or in equity for any fraud committed in connection with this Agreement.

11.                                 Force Majeure. Any delay or interruption in the broadcast operation of the Stations, in whole or in part, due to acts of God, strikes, lockouts, material or labor restrictions, governmental action, riots, natural disasters or any other cause not reasonably within the control of a party shall not constitute a breach of this Agreement, and no party shall be liable to any other party for any liability or obligation with respect thereto.

12.                                 Unenforceability. If one or more provisions of this Agreement or the application thereof to any Person or circumstances shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, except that, if such invalidity or unenforceability should change the basic economic positions of the parties, they shall negotiate in good faith such changes in other terms as shall be practicable in order to restore them to their prior positions. In the event that the FCC alters or modifies its rules or policies in a fashion which would raise substantial and material questions as to the validity of any provision of this Agreement, the parties shall negotiate in good faith to revise any such provision of this Agreement in an effort to comply with all applicable FCC Rules while attempting to preserve the intent of the parties as embodied in the provisions of this Agreement. The parties agree that, upon the request of either of them, they will join in requesting the view of the staff of the FCC, to the extent necessary, with respect to the revision of any provision of this Agreement in accordance with the foregoing.

13.                                 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as set forth on Schedule B hereto.

14.                                 Assignment; Binding Agreement. Neither party may assign this Agreement or delegate its obligations under this Agreement without the prior written consent of the other. Notwithstanding anything to the contrary contained herein, each party shall assign its rights and obligations under this Agreement to any Person to whom it assigns its respective rights and obligations under the JSA. Upon any assignment of this Agreement, Station Licensee shall pay, or shall cause to be paid, all amounts accrued and owing to Service Provider as of the consummation date of such assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Any permitted assignee of any party hereto shall be a “party” to this Agreement for all purposes hereof.

15.                                 Entire Agreement; Amendment; Waiver. This Agreement and any attachments and Schedules hereto (which are hereby incorporated by reference and made a part hereof), the JSA, the Option Agreement, and the letter agreement, dated as of the date hereof, from Service Provider to Station Licensee (the “Letter Agreement”), and the Assignment and Assumption Agreement collectively represent the entire understanding and agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements with respect to the subject matter hereof and thereof. Notwithstanding anything to the contrary contained herein or in any of the other Transaction Documents, the parties acknowledge and agree that Service Provider may offset any amount owed by Station Licensee to Service Provider pursuant to this Agreement as a credit against any amount owed by Service Provider to Station Licensee pursuant to any other Transaction Document. No term or provision hereof may be changed, modified, amended, terminated or discharged (other than in accordance with its terms), in whole or in part, except by a writing which is dated and signed by the parties hereto. No waiver of any of the provisions or conditions of this Agreement or of any of the rights, powers or privileges of a party shall be effective or binding unless in writing and signed by the party claimed to have given or consented to such waiver.

16.                                 Governing Law. This Agreement shall be construed and governed in accordance with the laws of New York without reference to the conflict of laws principles thereof that would cause the application of the laws of any jurisdiction other than the State of New York.

17.                                 Specific Performance. The parties hereby agree that the services to be provided hereunder are unique and that substitutes therefor cannot be purchased or acquired in the open market. For that reason, either party would be irreparably damaged in the event of a material breach of this Agreement by the other party. Accordingly, to the extent permitted by the Communications Act and the FCC Rules then in effect, either party may request that a decree of specific performance be issued by a court of competent jurisdiction, enjoining the other party to observe and to perform such other party’s covenants, conditions, agreements and obligations hereunder, and each party hereby agrees neither to oppose nor to resist the issuance of such a decree on the grounds that there may exist an adequate remedy at law for any material breach of this Agreement.

18.                                 Confidentiality. Each party hereto agrees that it will not at any time during or after the termination of this Agreement disclose to others or use, except as duly authorized in connection with the conduct of the business or the rendering of services hereunder, any secret or confidential information of the other parties hereto. To the extent required by the Communications Act or the FCC Rules, each party shall place a copy of this Agreement in its public inspection file and shall consult with and agree upon the confidential and proprietary information herein that shall be redacted from such copy.

19.                                 Press Release. No party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other parties; provided, however, that nothing contained herein shall prevent any party from promptly making all filings with governmental authorities as may, in its judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

20.                                 Further Assurances. The parties hereto shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement.

21.                                 Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which taken together will constitute one and the same instrument. This Agreement shall be legally binding and effective upon delivery of facsimile signatures.

22.                                 Captions. The captions used in this Agreement are for convenience of reference only, do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no caption had been used in this Agreement.

23.                                 Other Definitional Provisions. The terms “hereof,” “herein” and “hereunder” and terms of similar import will refer to this Agreement as a whole and not to any particular provision of this Agreement. Section references contained in this Agreement are references to Sections in this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form. Whenever the term “including” is used in this Agreement (whether or not that term is followed by the phrase “but not limited to” or “without limitation” or words of similar effect) in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the parties have executed this Shared Services Agreement as of the date first written above.

STATION LICENSEE:

Tucker Broadcasting of Traverse City, Inc.

By:	/s/ Benjamin W. Tucker
Name: Benjamin W. Tucker
Title: President

SERVICE PROVIDER:

Barrington Traverse City LLC

By:	/s/ Paul M. McNicol
Name: Paul M. McNicol
Title: Senior Vice President/Secretary

SCHEDULE A

SERVICES FEES

For each calendar month during the Term, Station Licensee shall pay, or shall cause to be paid, to Service Provider the Services Fee, consisting of sum of the Base SSA Amount and a performance bonus (the “Performance Bonus”), if any. The Performance Bonus, if any, shall be determined as set forth in this Schedule A.

1.1                                 Definitions. The “Base SSA Amount” shall be an amount equal to One Hundred Thousand Dollars ($100,000).

1.2                                 Determination of Performance Bonus. To the degree that Station Licensee determines in good faith that the performance of Service Provider has contributed to an increase in the performance of the Stations, Service Provider shall be eligible to receive a Performance Bonus with respect to the applicable month, which, if any, shall be in an amount determined by Station Licensee to reflect the value of the services provided by Service Provider relative to the performance of the Stations for such month, which determination shall be in the sole discretion of Station Licensee.

1.3                                 Administration and Payment of Services Fee. No later than the fifteenth (15th) day of each calendar month during the Term, Service Provider shall deliver to Station Licensee a statement setting forth the total aggregate amount of Net Sales Revenue (as such term is defined in the JSA) for the preceding calendar month, which statement shall set forth the Performance Bonus due in respect of such month, if any, as determined by Station Licensee in its sole discretion in accordance with Section 1.2 above of this Schedule A. Except as the parties may otherwise agree, the Services Fee shall be due and payable within five business days of receipt by Station Licensee of such statement and shall be subject to prior payment of the JSA Fee for such month. In order to promote the administration of the payment obligations between the parties under this Agreement and the JSA (individually and collectively, the “Principal Agreements”), the parties agree that (i) the amounts due and payable by one party under any of the Principal Agreements may be offset against any outstanding payment obligation by the other party under any of the Principal Agreements; and (ii) to the extent reasonably practicable, Service Provider shall deliver to Station Licensee in connection with the payment of the Services Fee a single statement reflecting the respective payment obligations of the parties under each of the Principal Agreements, which statement shall reflect any offsetting amounts.

SCHEDULE B

If to Station Licensee:

Tucker Broadcasting of Traverse City, Inc.

Attention:  Ben Tucker, President

9434 N. Sunset Ridge

Fountain Hills, AZ 85268

Phone:  (480)836-2181

Email:  bentucker13@cox.net

With a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

2300 N Street, NW

Washington, DC 20037-1122

Attention:  Clifford M. Harrington

Phone:  202-663-8525

Fax:  202-663-8007

If to Service Provider:

Barrington Traverse City LLC

745 Fifth Avenue

24th Floor

New York, NY  10151

Attention:  Paul McNicol

Fax:  (212) 486-2896

with a copy (which shall not constitute notice) to:

Barrington Broadcasting LLC

2500 West Higgins Road, Suite 880

Hoffman Estates, IL 60195

Attention:  K. James Yager

Fax:  847-755-3045

and

Covington & Burling

1201 Pennsylvania Avenue, N.W.

Washington, DC 20004-2401

Attention:  Eric Dodson Greenberg, Esq.

Phone: (202) 662-5193

Fax: (202) 662-6291